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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference to our firm in the Registration Statement on Form S-8 pertaining to the Credence Systems Corporation Supplemental Stock Option Plan, Credence Systems Corporation 1993 Stock Option Plan and Credence Systems Corporation Employee Stock Purchase Plan of Credence Systems Corporation, of our report dated November 24, 1999, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in the Annual Report (Form 10-K/A) for the year ended October 31, 1999, filed with the Securities and Exchange Commission.


                                 /s/ Ernst & Young LLP
                                     ERNST & YOUNG LLP


San Jose, California
November 21, 2000